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                                                                      Exhibit 12
                          BATTLE MOUNTAIN GOLD COMPANY
  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED
                     FIXED CHARGES AND PREFERRED DIVIDENDS
                         (in thousands, except ratios)

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                                                                           Three Months Ended
                                                                                 March 31,
                                                                        ------------------------
                                                                          1996            1995
                                                                        --------        --------
EARNINGS COMPUTATION USING
CONSOLIDATED INCOME STATEMENT DATA
(Loss) income before income taxes and minority interest                 $ (7,911)       $  3,306
Minority interest in loss (income) of majority-owned subsidiaries          1,363            (563)
                                                                        --------        --------
(Loss) income before income taxes                                         (6,548)          2,743
                                                                        --------        --------

Add fixed charges included in (loss) income:
  Interest expense                                                         1,687           1,711
  Amortization of deferred financing costs                                    66              49
  Interest portion of rental expenses (33%)                                  439             197
                                                                        --------        --------
   Sub-total fixed charges included in (loss) income                       2,192           1,957
                                                                        --------        --------
(Loss) income                                                           $ (4,356)       $  4,700
                                                                        ========        ========


Fixed Charges
Included in (loss) income                                               $  2,192        $  1,957
Capitalized interest                                                       1,492           1,831
                                                                        --------        --------
 Total fixed charges                                                       3,684           3,788
                                                                        --------        --------
Preferred dividends                                                        3,057           2,066
                                                                        --------        --------
Combined fixed charges and preferred dividends                          $  6,740        $  5,854
                                                                        ========        ========

Ratio of earnings to fixed charges                                          --              1.24

Amount by which fixed charges exceed earnings                           $  8,040            --

Ratio of earnings to combined fixed charges
  and preferred dividends                                                   --              --

Amount by which combined fixed charges and
  preferred dividends exceed earnings                                   $ 11,096        $  1,154
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